Exhibit 99.1

NEWS RELEASE	CONTACT:	Jason Korstange
(952) 745-2755
http://ir.tcfbank.com

FOR IMMEDIATE RELEASE

200 Lake Street East, Wayzata, MN 55391-1693

TCF National Bank Agrees to Regulatory Settlement of BSA Matters

WAYZATA, MN, January 25, 2013 – TCF National Bank (“TCF Bank”), the principal subsidiary of TCF Financial Corporation (“TCF”) (NYSE: TCB), today announced that it has entered into an agreement with the Office of the Comptroller of the Currency (“OCC”) pursuant to previously disclosed deficiencies in its Bank Secrecy Act (“BSA”) compliance program.  TCF Bank previously disclosed that it may incur a civil money penalty related to its BSA program.  TCF Bank has agreed to payment of a civil money penalty in the amount of $10.0 million, or 6 cents per common share in the fourth quarter of 2012. TCF Bank believes that this settlement, along with comprehensive changes it has made to strengthen its BSA compliance program, is a significant step towards a satisfactory resolution of its July 2010 BSA-related consent order with the OCC.

“TCF, bank regulators and law enforcement all share the same goal – ensuring the continued safety and security of the deposits of our customers – and we are confident that with the help of the OCC, we have taken the necessary steps to put in place a best-in-class BSA program and team to lead this critical area moving forward,” said William A. Cooper, TCF Chairman and Chief Executive Officer.  “We appreciate the OCC’s guidance in helping us strengthen our BSA program and take great pride in our ability to assist regulators and law enforcement in improving the safety of the banking system.”

In cooperation with the OCC, TCF Bank has devoted considerable effort and resources over the past two years – ranging from enhanced training to screening-system improvements – to strengthen its BSA compliance program aimed at monitoring, detecting and reporting suspicious activities, as well as its other legal and regulatory requirements.

About TCF Financial Corporation

TCF is a Wayzata, Minnesota-based national bank holding company with $17.9 billion in total assets at September 30, 2012. The company has nearly 430 branches in Minnesota, Illinois, Michigan, Colorado, Wisconsin, Indiana, Arizona and South Dakota, providing retail and commercial banking services. TCF, through its subsidiaries, also conducts commercial leasing and equipment finance business in all 50 states, commercial inventory finance business in the U.S. and Canada, and indirect auto finance business in 40 states.  For more information about TCF, please visit http://ir.tcfbank.com.

Safe Harbor for Forward-Looking Information

This press release may contain projections and other “forward-looking” statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements deal with future results, plans or performance.  We caution you that such statements are predictions and that actual events or results may differ materially.  TCF’s expected financial results or other plans are subject to a number of risks and uncertainties.  Please see the forward-looking statement disclosure contained in TCF’s 2012 third quarter Form 10-Q for more information about risks and uncertainties.  Forward-looking statements speak only as of the date made and TCF undertakes no duty to update the information.

###